EXHIBIT 2.1

                       THE PLAYERS NETWORK TO BE ACQUIRED


LAS VEGAS, NEVADA, JULY 23, 2002 - THE PLAYERS NETWORK (OTC/BB PNTV)

The Players Network ("Players") has entered into a binding agreement to be acquired, subject to due diligence, shareholders' approval and all required regulatory approvals.

REB Gaming Inc. ("REB") has negotiated the agreement with Players on behalf of Northfield Inc. ("Northfield"), which will acquire the outstanding shares of Players in a share exchange transaction.

The value of the transaction is approximately US $4.16 million, representing US $0.32 per share for all of the approximately 13,000,000 shares currently outstanding. The prospective price of the Northfield shares to be issued is tied to the market price for Northfield shares with a ceiling of Cdn. $1.50 (approx. US $1.00) per share.

Players will operate as a wholly-owned subsidiary of Northfield continuing its business plan to capitalize on gaming-centric content for television and the Internet.

"Players and Northfield share the vision of creating an international media brand for the gaming enthusiast" said Mark Bradley, President and CEO of Players. He continued," I am excited by our opportunities for the future and the ability to significantly expand our business."

"Players is an ideal strategic partner for our media and broadcasting properties and our commitment to launch The Gaming Channel concept in both Canada and the USA" said William Rutsey, CEO of REB and incoming CEO of Northfield. "Specifically," he observed, "the combination will give Northfield the most comprehensive gaming-centric broadcasting portfolio anywhere, carrying with it the potential for prolonged significant growth."

Closing of the transaction is scheduled immediately after completion of all regulatory requirements and approved by Players' shareholders.

ABOUT THE PLAYERS NETWORK
Players operates the first and only 24-hour digital gaming and entertainment cable television channel, which is broadcast directly into hotel and casino guestrooms. Players also owns and operates PlayersNetwork.com, a broadband gaming and entertainment internet portal, which includes original, produced gaming-related content, e-commerce and full-streaming video programming on the World Wide Web. Players' television and internet content targets the 300,000,000 people who visit casino destinations worldwide each year by providing them with gaming-centric information.

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ABOUT NORTHFIELD INC.
Northfield Inc. is a Canadian-based public company in the process of assembling both gaming and gaming related broadcast and media properties. The company intends to be a market leader by virtue of its ability to "TAKE THE GAMES TO THE PLAYERS" via broadcast media. Pending acquisitions include fifty percent (50%) interests in BINGO COUNTRY, the largest bingo hall operation in North America, STUART BROADCASTING, the broadcaster of a variety of bingo gaming events and promotions to bingo halls and television networks across North America, and STUART MEDIA, the holder of a Category 2 digital television license allowing the operation of THE GAMING CHANNEL across Canada.


Safe Harbor Statement
Forward-looking statements made herein are pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results, performance or developments could differ materially from those expressed or implied by these forward-looking statements as a result of known or unknown risks, uncertainties and other factor described from time to time in the company's filings with the Securities and Exchange Commission, press releases or other communications.



Contacts:

For REB Gaming Inc.                         For The Players Network
GORDON R. BAKER                             MARK BRADLEY
Vice President and Secretary                President
Tel: (416) 365-7202                         Tel:(702) 895-8884
Fax: (416) 365-7204
mbradley@playersnetwork.com

For Northfield Inc.
JORGE ESTEPA
Vice President and Secretary
Tel: (416) 360-8006 or (800) 360-8006
FAX: (416) 361-1333